Exhibit 99.3

Section XI.A.2 of the Amended Disclosure Statement

Risk of Non-Confirmation of the Plan

Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate re-solicitation of votes.  Moreover, the Debtors can make no assurances that they will receive the requisite acceptances to confirm the Plan, and even if all Voting Classes voted in favor of the Plan or the requirements for “cramdown” are met with respect to any Class that rejected the Plan, the Bankruptcy Court, which may exercise substantial discretion as a court of equity, may choose not to confirm the Plan.  If the Plan is not confirmed, it is unclear what distributions holders of Claims or Interests ultimately would receive with respect to their Claims or Interests in a subsequent plan of reorganization.

The Plan provides that the Debtors will reinstate and render unimpaired all or a portion of the Allowed Secured Term Loan Claims (Class 4) pursuant to section 1124 of the Bankruptcy Code.  Holders of the Allowed Secured Term Loan Claims may challenge Reinstatement and unimpairment by contending, among other things, that the Debtors have defaulted on their obligations under the Allowed Secured Term Loan Agreement and, therefore, Reinstatement and unimpairment is not permitted under section 1124 of the Bankruptcy Code.  The Debtors maintain that no events of default have occurred that would prevent Reinstatement and unimpairment.  Because the Plan is contingent on Reinstatement and unimpairment, failure to reinstate the Allowed Secured Term Loan Claims would require the Debtors to revise or abandon the Plan.  Moreover, if Reinstatement and unimpairment does not occur, the Debtors may not be able to secure adequate new financing, and the cost of any such new financing would likely be materially higher.

Holders of the Allowed Secured Term Loan Claims (Class 4) may also challenge the feasibility of the Plan by contending, among other things, that the Debtors’ Projections are not reasonable and that the Debtors will not have sufficient resources to make the principal and interest payments required under the Secured Term Loan Agreement.  The Debtors maintain that their Projections demonstrate that the Debtors will have sufficient liquidity to satisfy these obligations, and that the Plan meets the feasibility requirement set forth in section 1129(a)(11) of the Bankruptcy Code because confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor under the Plan.

Section XI.C.4 of the Amended Disclosure Statement

Risks Relating to Prospector

As explained in Section II.C.2, due to the filing of its Chapter 11 Cases, Paragon Parent negotiated forbearance under its Prospector-related Lease Agreements through April 15, 2016.  The Company is in the process of negotiating a permanent waiver of the event of default under the Lease Agreements.  If the Company is not able to obtain a permanent waiver of the event of default, the Prospector entities will explore further alternatives, including a potential chapter 11 filing.  If the Prospector entities commence chapter 11 cases, the Prospector debtors would seek to confirm a plan along a parallel path as the Paragon Plan that would seek to pay all creditors in full and leave the Prospector Lease Agreements intact.  If the Prospector debtors are unsuccessful in obtaining confirmation of such a plan of reorganization, it would likely have a material effect on Paragon’s Plan.